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                                                                     Exhibit 4.6

                           FIRST AMENDMENT TO THE USF
                         EMPLOYEES' STOCK PURCHASE PLAN

         The USF Employees' Stock Purchase Plan, as restated effective May 1, 1998 (the "Plan"), is hereby amended effective June 17, 2002 as follows:

The first sentence of Paragraph 5e. of the Plan shall be amended to read as follows:

         e. The maximum number of shares of Stock which shall be made available for sale under the Plan shall be 925,000 shares.

         All other provisions of the Plan, including the remaining provisions of Paragraph 5e., shall continue in effect.

         IN WITNESS WHEREOF, USFreightways Corporation has caused this Amendment to be executed by its officer hereto duly authorized effective the 17th day of June, 2002.

                                   USFreightways Corporation

                                   By:    /s/ Gerard M. Klaisle
                                       -----------------------------------
                                   Its: Senior Vice President of Human Resources